Exhibit 99.1

NEWS RELEASE

For more information, contact:

Kirk Whorf

Senior Vice President and Chief Financial Officer

kwhorf@northstatebank.com

919-855-9925

NORTH STATE BANCORP REPORTS

EARNINGS TO-DATE FOR 2003

Raleigh, NC. . . For the nine months ended September 30, 2003, North State Bancorp, the holding company for North State Bank, reported net income of $685,000, compared to $583,000 for the same period in 2002, an increase of 17.5%. For the quarter ended as of the same date, net income was $248,000, compared to $316,000 for the same period in 2002. The reduction in net income on a quarterly basis is attributable to two factors. First, the payment of income taxes in third quarter 2003 of $111,000. During 2002 the Bank paid no income taxes. And second, the Bank set aside an additional $136,000 in its provision for loan losses for third quarter 2003. The increase in provision for loan losses was because the Bank experienced an exceptional quarter for loan growth and the provision increases proportionally. Total assets for North State Bancorp as of September 30, 2003 were $231.9 million, compared to total assets of $193.6 million as of September 30, 2002, an increase of 19.8%.

Total deposits as of September 30, 2003 were $200.5 million and total loans were $153.2 million, compared to $164.5 million in total deposits and $110.5 million in total loans reported for the third quarter of 2002, increases of 21.9% and 38.6%, respectively.

“We are pleased with our results to-date for 2003,” said Larry D. Barbour, president and CEO for North State. “Loan growth during the third quarter was significant as we acquired new banking relationships and strengthened others.

“Our loan production office at the Wakefield Corporate Center near Wake Forest opened at the end of third quarter, and we believe the Bank will benefit from positive results from that office under the leadership of Gary Woodlief, vice president and senior commercial lender for North State. With two additional offices scheduled to open in less than a year, both in Raleigh, we are excited about our future growth and the opportunities it brings to serve more customers with North State’s ‘relationship banking’ service.”

Founded in 2000, North State Bank is a full service community bank, headquartered in Raleigh, and currently serves Wake County through three offices: full-service offices on Falls of Neuse in Raleigh and on Highway 70 West in Garner, and a loan production office at Wakefield Corporate Center. Plans have been announced for a new office to open in early 2004 to be located across from Rex Hospital at 2413 Blue Ridge Road in Raleigh, NC and a new headquarters and banking office to be completed by October 2004 on Six Forks Road in Raleigh, NC at the new North Hills.

North State Bancorp, parent company of North State Bank, is listed on the OTC electronic bulletin board under the symbol NSBC.

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www.northstatebank.com

The information as of and for the quarter ended September 30, 2003 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Bank’s FDIC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Bank.